Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, being filed by Aon plc, of our report dated February 24, 2012, except for Notes 20, 21, and 22 and the addition of the consolidated statements of comprehensive income, as to which the date is August 31, 2012, with respect to the consolidated financial statements of Aon Corporation for the year ended December 31, 2011, appearing in the Current Report on Form 8-K of Aon plc dated August 31, 2012, as well as our report dated February 24, 2012, on the effectiveness of internal control over financial reporting of Aon Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2011, of Aon Corporation filed with the Securities and Exchange Commission on February 24, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Ernst & Young LLP

Chicago, Illinois

August 31, 2012